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February 25, 1997


David S. Gergacz
CEO and President
Brite
7309 E. 21st Street North
Wichita, Kansas  67206

Sam Kline
130 Nason Hill Road
Sherborn, MA  01770

Sam,

It is my pleasure to offer you a position with Brite. This position will report to me and be based in our office in Canton, Massachusetts. The title for this position will be Vice President of Business Development.

Initially the position would entail assisting me with business development and leading certain product development and joint venture efforts the business is trying to establish to leverage its growth for the future.

The effective date of your employment will be March 10, 1997.

The compensation for this position would consist of the following:

     Base           $165,000

     Bonus 30% of annual base salary based upon specific performance targets.

     Stock An initial stock grant of 40,000 of non-qualified stock options priced on the date you sign your contract. Additional grants of non-qualified options of 10,000 shares would be made annually subject to the approval of the Board of Directors.

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                    The initial grant of options will vest over four years
                    with 25% vesting in each year. The objects are subject to the terms of the 1994 Stock Option Plan.

     Benefits This position would receive all the standard benefits normally afforded a position of this level within the company, including: health care, insurance and a 401K plan. These benefits are specifically detailed in your benefit package.

     Vacation       Four weeks.

     Termination    You shall be entitled to payment of your base salary and
                    benefits at the time of termination, if such termination is not a termination for cause, voluntary, caused by death, or you are unable to render services required of you for a period of six months.

     Change of
     Control In the event of a change in control of the company all options granted up to that time will vest and become exercisable under the terms of the plan. You will also receive the same compensation benefits as outlined in the paragraph defining termination benefits above. "Change in Control" shall mean, a dissolution or liquidation of the company, a merger or consolidation in which the company in not the surviving corporation, or the acquisition of more than 50% of the outstanding Stock by any person, or group of related persons acting in concert, in a single transaction or series of related transactions.

     Covenant not
     to compete     You covenant and agree that during your employment with
                    Brite and for a period of one year following the date of your termination, you will not compete with any of the existing or specifically planned activities of the company.

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                    You also agree not to directly or indirectly solicit any
                    employee of the company for employment outside of the company for a period of one year.

Your acceptance of this agreement is indicated by your signature below




/s/ D.S. Gergacz    2/25/97

David S. Gergacz    Date
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/s/ Samuel J. Kline 2/25/97

Samuel J. Kline     Date
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